Exhibit 99

1700 Lincoln Street, Suite 4700 Denver, CO 80203-4547 Phone: 303-837-1661 FAX: 303-861-4023

News Release

Company Contact: Brandon Day	May 5, 2021
Title: Investor Relations Manager	For immediate release
Phone: 303-837-1661
Email: Brandond@whiting.com

Whiting Petroleum Reports First Quarter 2021 Financial and Operating Results

Denver, May 5, 2021 – Whiting Petroleum Corporation (NYSE: WLL) (“Whiting” or the “Company”) today announced first quarter 2021 results.

First Quarter 2021 Highlights

●	Revenue was $307 million for the quarter ending March 31, 2021
●	Net loss (GAAP) was $0.9 million or $0.02 per diluted share
●	Adjusted net income (non-GAAP) was $108 million or $2.79 per diluted share
●	Adjusted EBITDAX (non-GAAP) was $170 million
●	March 31, 2021 net debt of $220 million
●	$750 million borrowing base reaffirmed

Lynn A. Peterson, President and CEO commented, "Our team executed and delivered great results during the first quarter, a quarter which provided its share of challenges through the continuing pandemic and the difficult working conditions brought on by the winter.  The Company generated over $100 million in adjusted free cash flow during the first quarter, after reinvesting about a third of its EBITDA during the same period.  The Company continues to reduce its debt, which was $170 million as of April 30, 2021.  In the current commodity environment, we expect to pay down the Company’s debt to zero by year-end 2021, putting the Company in an excellent financial position.

With one quarter in the books, looking ahead at the full year while using a $55 WTI oil price, we expect to generate approximately $550 million in EBITDA and approximately $300 million of adjusted free cash flow, both after estimated hedge losses of $130 million.”

First Quarter 2021 Results

Revenue for the first quarter of 2021 increased $95 million to $307 million when compared to the fourth quarter of 2020, primarily due to increased commodity prices between periods.

Net loss for the first quarter of 2021 was $0.9 million, or $0.02 per share, as compared to a net loss of $1.2 million, or $0.03 per share, for the fourth quarter of 2020.  Adjusted net income (non-GAAP) for the first quarter of 2021 was $108 million, or $2.79 per share as compared to $55.5 million, or $1.46 per share, for the fourth quarter of 2020.  The primary difference between net loss and adjusted net income for both periods is non-cash expense related to the change in value of the Company’s hedging portfolio.

The Company’s adjusted EBITDAX for the first quarter of 2021 was $170 million compared to $120 million for the fourth quarter of 2020.  This resulted in net cash provided by operating activities of $153 million and adjusted free cash flow (non-GAAP) of $108 million.

Adjusted net income, adjusted net income per share, adjusted EBITDAX and adjusted free cash flow are non-GAAP financial measures.  Please refer to the end of this release for disclosures and reconciliations regarding these measures.

Production averaged 89.9 thousand barrels of oil equivalent per day (MBOE/d) and oil production averaged 53.5 thousand barrels of oil per day (MBO/d).  As expected, the Company’s production held consistent with levels at year-end 2020 despite winter conditions during the first quarter of 2021.

Capital expenditures in the first quarter of 2021 increased to $56 million compared to the fourth quarter 2020 spend of $21 million, as the Company resumed operations following an improvement in commodity prices in late 2020.  During the quarter, the Company drilled 6 gross/4.5 net operated wells, completed 15 gross/10.6 net operated wells and turned in line 14 gross/9.8 net operated wells. The Company currently has one drilling rig and one completion crew operating in its Sanish Field in North Dakota.

Lease operating expense (LOE) for the first quarter 2021 increased by $4 million to $59 million when comparing to the fourth quarter 2020.  The increase in LOE was driven by increased maintenance with additional workover rigs running due to expected winter conditions.  General and administrative expenses of $10 million continued to reflect the effect of previous cost saving measures.

Selected operating statistics are presented in the following tables:

Selected Operating and Financial Statistics

	Successor
	Three Months Ended
	March 31, 2021	December 31, 2020
Selected operating statistics:
Production
Oil (MBbl)	4,822	5,110
NGLs (MBbl)	1,559	1,546
Natural gas (MMcf)	10,249	10,709
Total production (MBOE)	8,090	8,441
Average prices
Oil (per Bbl):
Price received	$53.24	$37.89
Effect of crude oil hedging (1)	(8.16)	(0.55)
Realized price	$45.08	$37.34
Weighted average NYMEX price (per Bbl) (2)	$57.83	$42.59
NGLs (per Bbl):
Realized price	$17.28	$6.88
Natural gas (per Mcf):
Price received	$2.05	$0.75
Effect of natural gas hedging (3)	0.01	(0.20)
Realized price	$2.06	$0.55
Weighted average NYMEX price (per MMBtu) (2)	$2.56	$2.51
Selected operating metrics
Sales price, net of hedging ($ per BOE)	$32.80	$24.56
Lease operating ($ per BOE)	7.34	6.57
Transportation, gathering, compression and other ($ per BOE)	0.87	0.72
Depreciation, depletion and amortization ($ per BOE)	6.64	6.80
General and administrative ($ per BOE)	1.27	1.35
Production and ad valorem taxes (% of sales revenue)	8%	9%

(1)

Whiting paid $39 million and $3 million in pre-tax cash settlements on crude oil hedges during the three months ended March 31, 2021 and December 31, 2020, respectively.  A summary of Whiting’s outstanding hedges is included in “Commodity Price Hedging” later in this release.

(2)	Average NYMEX prices weighted for monthly production volumes.
(3)

Whiting paid $2 million in pre-tax cash settlements on natural gas hedges during the three months ended December 31, 2020.  A summary of Whiting’s outstanding hedges is included in “Commodity Price Hedging” later in this release.

Borrowing Base Reaffirmation and Liquidity

On April 7, 2021, the Company’s borrowing base and aggregate commitments under its revolving credit facility were reaffirmed at $750 million.  As of March 31, 2021, the Company had borrowings of $245 million and unrestricted cash of $25 million, resulting in total liquidity of $528 million, net of outstanding letters of credit.  Whiting expects to continue to fund its operations fully within operating cash flow and to have no outstanding balance on its credit facility by the end of the year.

Commodity Price Hedging

Whiting currently has approximately 71% of its forecasted crude oil production and 75% of its forecasted natural gas production hedged for 2021.  The Company uses commodity hedges in order to reduce the effects of commodity price volatility and to satisfy the requirements of its credit facility.  The following table summarizes Whiting’s hedging positions as of April 30, 2021:

					Weighted Average Prices
Settlement Period	Index	Derivative Instrument	Total Volumes	Units	Swap Price	Floor	Ceiling
Crude Oil
2021(1)	NYMEX WTI	Fixed Price Swaps	4,723,500	Bbl	$44.44	-	-
2021(1)	NYMEX WTI	Two-way Collars	4,796,000	Bbl	-	$38.95	$47.05
2022	NYMEX WTI	Fixed Price Swaps	630,000	Bbl	$54.30	-	-
2022	NYMEX WTI	Two-way Collars	9,197,000	Bbl	-	$42.61	$52.87
2023(2)	NYMEX WTI	Two-way Collars	2,706,000	Bbl	-	$46.82	$57.75
		Total	22,052,500
Crude Oil Differential
2021(1)	UHC Clearbrook to NYMEX	Fixed Price Swaps	107,000	Bbl	-$1.95	-	-
		Total	107,000
Natural Gas
2021(1)	NYMEX Henry Hub	Fixed Price Swaps	14,430,000	MMBtu	$2.81	-	-
2021(1)	NYMEX Henry Hub	Two-way Collars	8,250,000	MMBtu	-	$2.60	$2.79
2022	NYMEX Henry Hub	Fixed Price Swaps	4,895,000	MMBtu	$2.67	-	-
2022	NYMEX Henry Hub	Two-way Collars	10,720,000	MMBtu	-	$2.35	$2.85
2023(2)	NYMEX Henry Hub	Two-way Collars	4,065,000	MMBtu	-	$2.42	$2.79
		Total	42,360,000
Natural Gas Basis
2021(1)	NNG Ventura to NYMEX	Fixed Price Swaps	5,500,000	MMBtu	-$0.18	-	-
2022	NNG Ventura to NYMEX	Fixed Price Swaps	3,530,000	MMBtu	$0.14	-	-
2023(2)	NNG Ventura to NYMEX	Fixed Price Swaps	4,740,000	MMBtu	$0.07	-	-
		Total	13,770,000
NGL - Propane
2021(1)	Mont Belvieu	Fixed Price Swaps	17,325,000	Gallons	$0.76	-	-
		Total	17,325,000

(1)	Includes settlement periods of April through December 2021.
(2)	Includes settlement periods of January through June 2023.

Conference Call

Whiting will host a conference call on Thursday, May 6, 2021 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss these results.  The call will be conducted by President and Chief Executive Officer Lynn A. Peterson, Executive Vice President Finance and Chief Financial Officer James Henderson, Executive Vice President Operations and Chief Operating Officer Charles J. Rimer and Investor Relations Manager Brandon Day.  A question and answer session will immediately follow the discussion of the results for the quarter.

To participate in this call please dial:

Domestic Dial-in Number: (877) 328-5506

International Dial-in Number: (412) 317-5422

Webcast URL:  https://dpregister.com/sreg/10155734/e7c049863c

Replay Information:

Conference ID #:  10155734

Replay Dial-In (Toll Free U.S. & Canada): (877) 344-7529 (U.S.), (855) 669-9658 (Canada)

Replay Dial-In (International): (412) 317-0088

Expiration Date: May 13, 2021

Virtual Conference Participation

Whiting will be hosting virtual 1x1 sessions with investors at the Wells Fargo Energy Conference on Thursday, June 3, 2021 and the RBC Capital Markets Energy, Power and Infrastructure Conference on Wednesday, June 9, 2021.

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the Securities and Exchange Commission.

	Successor
	Three Months Ended
	March 31, 2021	December 31, 2020
Selected financial data:
(In thousands, except per share data)
Total operating revenues	$307,391	$212,274
Total operating expenses	305,754	207,502
Total other expense, net	2,583	5,822
Net loss	(946)	(1,197)
Per basic share	(0.02)	(0.03)
Per diluted share	(0.02)	(0.03)
Adjusted net income (1)	107,894	55,543
Per basic share	2.79	1.46
Per diluted share	2.79	1.46
Adjusted EBITDAX (1)	170,216	119,825

(1)	Reconciliations of net loss to adjusted net income and adjusted EBITDAX are included later in this news release.

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share and per share data)

	Successor
	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$24,704	$25,607
Restricted cash	2,400	2,760
Accounts receivable trade, net	203,058	142,830
Prepaid expenses and other	15,318	19,224
Total current assets	245,480	190,421
Property and equipment:
Oil and gas properties, successful efforts method	1,872,469	1,812,601
Other property and equipment	66,613	74,064
Total property and equipment	1,939,082	1,886,665
Less accumulated depreciation, depletion and amortization	(126,072)	(73,869)
Total property and equipment, net	1,813,010	1,812,796
Other long-term assets	38,458	40,723
TOTAL ASSETS	$2,096,948	$2,043,940
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	$53,642	$23,697
Revenues and royalties payable	171,895	151,196
Accrued capital expenditures	28,832	20,155
Accrued liabilities and other	36,074	42,007
Accrued lease operating expenses	20,594	23,457
Taxes payable	16,201	11,997
Derivative liabilities	134,422	49,485
Total current liabilities	461,660	321,994
Long-term debt	245,000	360,000
Asset retirement obligations	99,271	91,864
Operating lease obligations	16,907	17,415
Other long-term liabilities	45,300	23,863
Total liabilities	868,138	815,136
Commitments and contingencies
Equity:
Successor common stock, $0.001 par value, 500,000,000 shares authorized; 39,054,196 issued and outstanding as of March 31, 2021 and 38,051,125 issued and outstanding as of December 31, 2020	39	38
Additional paid-in capital	1,190,644	1,189,693
Accumulated earnings	38,127	39,073
Total equity	1,228,810	1,228,804
TOTAL LIABILITIES AND EQUITY	$2,096,948	$2,043,940

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Successor
	Three Months Ended
	March 31, 2021	December 31, 2020
OPERATING REVENUES
Oil, NGL and natural gas sales	$304,679	$212,274
Purchased gas sales	2,712	-
Total operating revenues	307,391	212,274
OPERATING EXPENSES
Lease operating expenses	59,339	55,455
Transportation, gathering, compression and other	7,028	6,058
Purchased gas expense	1,902	-
Production and ad valorem taxes	24,150	18,242
Depreciation, depletion and amortization	53,729	57,392
Exploration and impairment	2,622	3,658
General and administrative	10,291	11,389
Derivative loss, net	146,693	55,308
Total operating expenses	305,754	207,502
INCOME FROM OPERATIONS	1,637	4,772
OTHER INCOME (EXPENSE)
Interest expense	(5,103)	(5,952)
Other income	2,520	130
Total other expense	(2,583)	(5,822)
LOSS BEFORE INCOME TAXES	(946)	(1,050)
INCOME TAX EXPENSE
Current	-	147
Total income tax expense	-	147
NET LOSS	$(946)	$(1,197)
LOSS PER COMMON SHARE		3,613,970
Basic	$(0.02)	$(0.03)
Diluted	$(0.02)	$(0.03)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	38,698	38,090
Diluted	38,698	38,090

About Non-GAAP Financial Measures

WHITING PETROLEUM CORPORATION

Reconciliation of Net Loss to Adjusted Net Income

(in thousands, except per share data)

	Successor
	Three Months Ended
	March 31, 2021	December 31, 2020
Net loss	$(946)	$(1,197)
Adjustments:
Impairment expense	1,441	3,233
Total measure of derivative loss reported under U.S. GAAP	146,693	55,308
Total net cash settlements paid on commodity derivatives during the period	(39,294)	(4,973)
Restructuring and other one-time costs (1)	-	3,025
Tax impact of basis difference for Whiting Canadian Holding Company ULC	-	147
Adjusted net income (2)	$107,894	$55,543
Adjusted net income per share, basic	$2.79	$1.46
Adjusted net income per share, diluted	$2.79	$1.46

(1)	Includes charges related to a legal settlement as well as third-party advisory and legal fees incurred after emerging from chapter 11 bankruptcy.
(2)

Adjusted net income and adjusted net income per share are non-GAAP measures.  Management believes they provide useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that adjusted net income is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted net income and adjusted net income per share should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION

Reconciliation of Net Loss to Adjusted EBITDA and Adjusted EBITDAX

(in thousands)

	Successor
	Three Months Ended
	March 31, 2021	December 31, 2020
Net loss	$(946)	$(1,197)
Interest expense	5,103	5,952
Interest income	-	(2)
Income tax expense	-	147
Depreciation, depletion and amortization	53,729	57,392
Total measure of derivative loss reported under U.S. GAAP	146,693	55,308
Total cash settlements paid on commodity derivatives during the period	(39,294)	(4,973)
Non-cash stock-based compensation	2,309	515
Impairment expense	1,441	3,233
Restructuring and other one-time costs (1)	-	3,025
Adjusted EBITDA (2)	169,035	119,400
Exploration expense	1,181	425
Adjusted EBITDAX (2)	$170,216	$119,825

(1)	Includes charges related to a legal settlement as well as third-party advisory and legal fees incurred after emerging from chapter 11 bankruptcy.
(2)

Adjusted EBITDA and Adjusted EBITDAX are non-GAAP measures.  Such measures are presented because management believes they provide useful information to investors for analysis of the Company’s ability to internally fund debt service, working capital requirements, acquisitions and exploration and development.  Adjusted EBITDA and Adjusted EBITDAX should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

(in thousands)

	Successor
	Three Months Ended
	March 31, 2021	December 31, 2020
Net cash provided by operating activities	$153,193	$70,528
Changes in working capital	10,653	39,314
Capital expenditures	(55,602)	(20,504)
Adjusted free cash flow (1)	$108,244	$89,338

(1)

Adjusted free cash flow is a non-GAAP measure.  Such measure is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions and development activity and reduce its borrowings outstanding under its revolving credit facility.  Such measure should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.  The Company is unable to present a reconciliation of forward-looking adjusted free cash flow because components of the calculation, including fluctuations in working capital accounts, are inherently unpredictable.  Moreover, estimating the most directly comparable GAAP measure with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort.  The Company believes that forward-looking estimates of adjusted free cash flow are important to investors because they assist in the analysis of its ability to generate cash from our operations.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company engaged in the development, production and acquisition of crude oil, NGLs and natural gas primarily in the Rocky Mountains region of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and Montana and the Niobrara play in northeast Colorado.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected production, cash flows, revenues, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as “guidance,” or we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: risks associated with our emergence from bankruptcy; declines in, or extended periods of low oil, NGL or natural gas prices; the occurrence of epidemic or pandemic diseases, including the coronavirus pandemic; actions of the Organization of Petroleum Exporting Countries and other oil exporting nations to set and maintain production levels; the potential shutdown of the Dakota Access Pipeline; our level of success in development and production activities; impacts resulting from the allocation of resources among our strategic opportunities; our ability to replace our oil and natural gas reserves; the geographic concentration of our operations; our inability to access oil and gas markets due to market conditions or operational impediments; market availability of, and risks associated with, transport of oil and gas; weakened differentials impacting the price we receive for oil and natural gas; our ability to successfully complete asset acquisitions and dispositions and the risks related thereto; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; the timing of our development expenditures; properties that we acquire may not produce as projected and may have unidentified liabilities; adverse weather conditions that may negatively impact development or production activities; we may incur substantial losses and be subject to liability claims as a result of our oil and gas operations, including uninsured or underinsured losses resulting from our oil and gas operations; lack of control over non-operated properties; unforeseen underperformance of or liabilities associated with acquired properties or other strategic partnerships or investments; competition in the oil and gas industry; cybersecurity attacks or failures of our telecommunication and other information technology infrastructure; our ability to comply with debt covenants, periodic redeterminations of the borrowing base under our Credit Agreement and our ability to generate sufficient cash flows from operations to service our indebtedness; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; inaccuracies of our reserve estimates or our assumptions underlying them; the impacts of hedging on our results of operations; our ability to use net operating loss carryforwards in future periods; impacts to financial statements as a result of impairment write-downs and other cash and noncash charges; the impact of negative shifts in investor sentiment towards the oil and gas industry; federal and state initiatives relating to the regulation of hydraulic fracturing and air emissions; the Biden administration could enact regulations that impose more onerous permitting and other costly environmental health and safety requirements; the impact and costs of compliance with laws and regulations governing our oil and gas operations; the potential impact of changes in laws that could have a negative effect on the oil and gas industry; impacts of local regulations, climate change issues, negative perception of our industry and corporate governance standards; negative impacts from litigation and legal proceedings; and other risks described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2020.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.